UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2010

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15550 Lightwave Drive, Third Floor, Clearwater, FL	33760
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 727-324-0046

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On December 10, 2010 we closed the sale of the assets of Real Estate School Online, Inc., a Florida corporation which is a wholly-owned subsidiary of Inuvo, Inc., to DF Institute, Inc. under the terms of an Asset Purchase Agreement between the parties.  The purchase price of the assets was $750,000, of which all was paid at closing less $31,716 working capital adjustment and $50,000 held in escrow for a period of one year. Earlier in the year we announced our intention to sell the business and we have accounted for the subsidiary as a discontinued operation since that time. To ensure an orderly transition of the business, we agreed to provide transitional services until April 15, 2011 and will receive a fee of $107,204 paid in five monthly installments. The Asset Purchase Agreement contains customary indemnification, non-disclosure and non-solicitation provisions.

All the proceeds from the sale will be used to reduce our bank debt. In addition, we will report, in the current quarter, a gain on sale in discontinued operations of approximately $500,000.

Item 7.01                      Regulation FD Disclosure.

On December 13, 2010, Inuvo, Inc. issued a press release announcing its sale of the Real Estate School Online, Inc. assets described in Item 2.01 above.  A copy of this press release is included as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Inuvo, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.	Description
10.50	Asset Purchase Agreement dated December 10, 2010 by and between Real Estate School Online, Inc. and Inuvo, Inc. and DF Institute, Inc.
99.1	Press release dated December 13, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
INUVO, INC.

Date: December 13, 2010	By:	/s/ Wallace Ruiz
Wallace Ruiz
Chief Financial Officer

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